Rule 424 (b) (3)
Registration No. 333-142230

U.S. $20,000,000,000.00
National Rural Utilities CFC
VARIABLE DENOMINATION FLOATING
RATE DEMAND NOTES

Pricing Supplement No. 6 Dated August 14, 2007
TO PROSPECTUS Dated April 19, 2007

Interest Rate:	5.275% per annum

Rates will be set daily. Eligible Investor[1] will purchase a Variable Rate Note, containing a promise from CFC to repay the note plus interest upon the receipt of a Redemption Notice from the Eligible Investor.

Period Beginning:	August 14, 2007

[1] Generally CFC members and other rural utilities which have been determined to satisfy federal and state eligibility criteria